State Street Bank and Trust Company
Lafayette Corporate Center
LCC/3SW
2 Avenue de Lafayette
Boston, MA  02111

Re:      EVERGREEN TAX-FREE HIGH INCOME FUND

To:      William E. Monaghan, II, Vice President

This is to advise you that Evergreen Municipal Trust ("the Trust") has established a new series of shares to be known as EVERGREEN TAX-FREE HIGH INCOME FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Contract dated 9/18/97 between the Evergreen Funds and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

Evergreen Municipal Trust

By: /s/ Elizabeth A. Boisvert-Smith
   ----------------------------------
         Elizabeth A. Boisvert-Smith

Title:  Assistant Secretary
       ------------------------------

State Street Bank and Trust Company

By: /s/ William Monaghan, III
    _____________________________

    Title: Vice President

Agreed to this  20th day of March,  2000.